Exhibit 5.1

10001 Woodloch Forest Drive,
Suite 200
The Woodlands, Texas 77380
713.220.4801 Phone
713.220.4815 Fax
andrewskurth.com

August 14, 2009
Newpark Resources, Inc.
2700 Research Forest Drive, Suite 100
The Woodlands, Texas 77381
Ladies and Gentlemen:
     We have acted as counsel to Newpark Resources, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the registration statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 3,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued by the Company under the Newpark Resources, Inc. 2006 Equity Incentive Plan, as amended (the “Plan”). The Shares may consist of (i) the Company’s authorized but unissued shares of Common Stock (the “Original Issuance Plan Shares”) or (ii) previously issued shares of Common Stock reacquired and held by the Company as treasury shares.
     In rendering the opinion set forth herein, we have examined (i) originals or copies, certified or otherwise identified to our satisfaction, of the following: (a) the Plan; (b) the Restated Certificate of Incorporation of the Company, as amended to date; (c) the Amended and Restated Bylaws of the Company, as amended to date; and (d) certain resolutions adopted by the Board of Directors of the Company; and (ii) such statutes, including the Delaware General Corporation Law, as we have deemed necessary or advisable for the purposes of this opinion. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies. We have further assumed that (a) the number of Shares issued as Original Issuance Plan Shares pursuant to the Plan will not exceed 1,880,418, (b) the sum of (i) the number of Original Issuance Plan Shares and (ii) the number of Shares that are treasury shares of the Company delivered pursuant to the Plan will not exceed, in the aggregate, 3,000,000, in the event that the Company delivers treasury shares as permitted in the Plan, and (c) the Company will have sufficient authorized and unissued shares of Common Stock or treasury shares to permit the exercise or settlement in full of all awards under the Plan when

Newpark Resources, Inc.
August 14, 2009

such awards are exercised or settled. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and of public officials, and we have not independently verified any factual matter relating to this opinion.
     Based upon the foregoing and such legal considerations as we deem relevant, and subject to the limitations and assumptions set forth herein, we are of the opinion that (i) in the case of Original Issuance Plan Shares, following due authorization of a particular award by the Board of Directors of the Company or a duly constituted and acting committee of the Board of Directors of the Company, as provided in and in accordance with the Plan, the Original Issuance Plan Shares issuable pursuant to such award will have been duly authorized, and (ii) upon issuance and delivery of such Original Issuance Plan Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of such award including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and acting committee thereof as provided therein, and, in the case of stock options, the exercise thereof and payment for such Original Issuance Plan Shares as provided therein, such Original Issuance Plan Shares will be validly issued, fully paid, and nonassessable.
     We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws). For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder. The opinion expressed herein is as of the date hereof only, and is based on laws, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in law.
Very truly yours,
/s/ Andrews Kurth LLP